Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports First Quarter Net Income Per Share of $4.53 Versus

$4.55 Prior Year, and Record Core Operating Income Per Share of

$4.41, Up 15.1%; Consolidated Net Premiums Written, Up 16.6%, or

18.3% in Constant Dollars, with P&C Up 11.0% and a Combined

Ratio of 86.3%

•	Net income was $1.89 billion versus $1.95 billion prior year and core operating income was a record $1.84 billion, up 11.8%.

•

P&C net premiums written were up 9.3%, or 11.0% in constant dollars, with commercial lines up 11.5% and consumer/personal lines up 9.4%. North America was up 11.3%, with growth of 11.7% in commercial lines and 9.9% in personal lines. Overseas General was up 6.0%, or 10.0% in constant dollars, with growth of 10.8% in commercial lines and 8.6% in consumer lines; Asia was up 18.6% and Europe was up 10.1%.

•

P&C underwriting income was $1.21 billion with a combined ratio of 86.3% compared with 84.3% prior year. P&C current accident year underwriting income excluding catastrophe losses was $1.48 billion, up 7.2%, leading to a record combined ratio of 83.4% compared with 83.5% prior year.

•	Pre-tax and after-tax catastrophe losses were $458 million and $382 million, respectively, compared with $333 million and $290 million, respectively, last year.

•

Life Insurance net premiums written increased 124.4%, or 128.7% in constant dollars, to $1.29 billion driven substantially by growth in Asia and the acquisition of the Cigna Asian business. Life Insurance segment income was $244 million, up 102%.

•	Pre-tax net investment income was $1.11 billion, up 34.7%, and adjusted net investment income was $1.20 billion, up 33.2%. Both were records.

•	Annualized return on equity (ROE) was 14.6% and annualized core operating ROE was 12.6%. Annualized core operating return on tangible equity (ROTE) was 19.4%.

ZURICH – April 25, 2023 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended March 31, 2023 of $1.89 billion, or $4.53 per share, and core operating income of $1.84 billion, or $4.41 per share. The P&C combined ratio was 86.3% compared to 84.3% prior year, and the current accident year P&C combined ratio excluding catastrophe losses was 83.4% compared to 83.5% prior year. Book value per share and tangible book value per share increased 5.0% and 8.7%, respectively, from December 31, 2022. Book value was favorably impacted by after-tax net realized and unrealized gains of $1.70 billion in the company’s investment portfolio. In addition, the change in valuation of the long-duration contracts and market risk benefits, including required updates from Long-Duration Targeted Improvements (LDTI), resulted in realized and unrealized losses of $248 million after-tax. Book value per share and tangible book value per share now stand at $127.94 and $78.84, respectively.

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Chubb Limited

First Quarter Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

		As Adjusted			As Adjusted
				(Per Share)
	2023	2022	Change	2023	2022	Change

Net income	$1,892	$1,953	(3.2)%	$4.53	$4.55	(0.4)%
Cigna integration expenses, net of tax	19	--	NM	0.05	--	NM
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	(2)	9	NM	--	0.02	NM
Adjusted net realized (gains) losses, net of tax	(182)	(266)	(31.6)%	(0.45)	(0.63)	(28.6)%
Market risk benefits (gains) losses, net of tax	115	(49)	NM	0.28	(0.11)	NM

Core operating income, net of tax	$1,842	$1,647	11.8%	$4.41	$3.83	15.1%

Annualized return on equity (ROE)	14.6%	13.7%
Core operating return on tangible equity (ROTE)	19.4%	17.1%
Core operating ROE	12.6%	11.4%

“As Adjusted”: Financial data for 2022 are adjusted, as applicable, and presented in accordance with the LDTI U.S. GAAP guidance adopted on 1/1/2023. Refer to page 5 for additional information.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “We began the year with a record quarter that included double-digit core operating earnings growth, broad-based double-digit premium revenue growth globally, an 86.3% published combined ratio, net investment income up more than 30%, and life insurance segment income that more than doubled, driven by our Asia life operations. In this period of economic uncertainty and financial market volatility, Chubb’s business model, capabilities, and ability to deliver provide both a safe haven and long-term growth opportunity for shareholders.

“We grew per share operating earnings 15% on the back of record core operating income. With $1.2 billion in underwriting income and a world-class combined ratio, our P&C underwriting performance was simply excellent in what was an active quarter for natural catastrophes. Excluding CATs, our underlying current accident year combined ratio was a record 83.4%. On the investment side, adjusted net investment income was a record $1.2 billion, up $300 million from prior year. Our investment income continues to grow steadily and contribute to our earning power.

“Total company net written premiums increased 16.6%, or 18.3% in constant dollars, which included growth of 11% in our P&C business and 129% in our life division. Growth was balanced and broad-based with double-digit results in North America, Europe and Asia. By example, commercial P&C premiums in North America and Europe were both up about 12% in constant dollars, and total P&C in Asia grew about 18.5%. In North

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Chubb Limited News Release

America, both P&C rate and price increases re-accelerated in the quarter with commercial P&C pricing increasing 11.2%. In our retail international operations, pricing was up about 8%.

“In sum, we had a strong start to the year with good momentum heading into the second quarter. Overall, the fundamentals for our business are excellent. Looking forward, we are confident in our ability to continue growing revenue and operating earnings, which in turn drive EPS, through the three engines of P&C underwriting income, investment income, and life income.”

Operating highlights for the quarter ended March 31, 2023 were as follows:

		As Adjusted
Chubb Limited	Q1	Q1
(in millions of U.S. dollars except for percentages)	2023	2022	Change

Consolidated
Net premiums written (increase of 18.3% in constant dollars)	$10,710	$9,189	16.6%

P&C
Net premiums written (increase of 11.0% in constant dollars)	$9,417	$8,613	9.3%
Underwriting income	$1,213	$1,283	(5.5)%
Combined ratio	86.3%	84.3%
Current accident year underwriting income excluding catastrophe losses	$1,475	$1,376	7.2%
Current accident year combined ratio excluding catastrophe losses	83.4%	83.5%

Global P&C (excludes Agriculture)
Net premiums written (increase of 8.3% in constant dollars)	$9,124	$8,551	6.7%
Underwriting income	$1,212	$1,231	(1.6)%
Combined ratio	86.1%	85.0%
Current accident year underwriting income excluding catastrophe losses	$1,450	$1,350	7.4%
Current accident year combined ratio excluding catastrophe losses	83.4%	83.6%

Life Insurance
Net premiums written (increase of 128.7% in constant dollars)	$1,293	$576	124.4%
Segment income (increase of 106.3% in constant dollars)	$244	$121	102.0%

•	Consolidated net premiums earned increased 16.1%, or 17.7% in constant dollars. P&C net premiums earned increased 8.3%, or 9.8% in constant dollars.
•	Operating cash flow was $2.25 billion for the quarter.
•

Total pre-tax and after-tax P&C catastrophe losses, net of reinsurance and including reinstatement premiums, were $458 million (5.1 percentage points of the combined ratio) and $382 million, respectively, compared with $333 million (4.0 percentage points of the combined ratio) and $290 million, respectively, last year.

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•

Total pre-tax and after-tax favorable prior period development were $196 million (2.2 percentage points of the combined ratio) and $149 million, respectively. The $196 million in pre-tax development was comprised of $202 million in favorable non-catastrophe development and $6 million in adverse catastrophe-related development. This compares with $240 million (3.2 percentage points of the combined ratio) pre-tax and $195 million after-tax, last year.

•	Total capital returned to shareholders in the quarter was $772 million, including share repurchases of $428 million at an average purchase price of $212.81 per share, and dividends of $344 million.

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended March 31, 2023 are presented below:

		As Adjusted
Chubb Limited	Q1	Q1
(in millions of U.S. dollars except for percentages)	2023	2022	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$5,877	$5,281	11.3%
Combined ratio	86.1%	80.6%
Current accident year combined ratio excluding catastrophe losses	81.1%	81.2%

North America Commercial P&C Insurance
Net premiums written (1)	$4,288	$4,039	6.2%
Major accounts retail and excess and surplus (E&S) wholesale	$2,483	$2,336	6.3%
Middle market and small commercial	$1,805	$1,703	6.0%
Combined ratio	83.2%	81.1%
Current accident year combined ratio excluding catastrophe losses	81.2%	81.7%

North America Personal P&C Insurance
Net premiums written	$1,296	$1,180	9.9%
Combined ratio	93.9%	83.5%
Current accident year combined ratio excluding catastrophe losses	80.6%	79.6%

North America Agricultural Insurance
Net premiums written	$293	$62	369.2%
Combined ratio	99.2%	NM
Current accident year combined ratio excluding catastrophe losses	83.9%	79.5%

Overseas General Insurance
Net premiums written (increase of 10.0% in constant dollars)	$3,263	$3,079	6.0%
Commercial P&C (increase of 10.8% in constant dollars)	$2,093	$1,970	6.2%
Consumer P&C (increase of 8.6% in constant dollars)	$1,170	$1,109	5.6%
Combined ratio	84.0%	88.9%
Current accident year combined ratio excluding catastrophe losses	85.1%	85.5%

Life Insurance
Net premiums written (increase of 128.7% in constant dollars)	$1,293	$576	124.4%
Segment income (increase of 106.3% in constant dollars)	$244	$121	102.0%

(1)	Net premiums written increased 7.6% adjusting for the impact of loss portfolio transfer transactions year-over-year.

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•

North America Commercial P&C Insurance: The combined ratio increased 2.1 percentage points, primarily reflecting the impact of higher catastrophe losses and modestly lower favorable prior period development. Prior period development comprised $112 million of favorable development, partially offset by a charge of $40 million related to development from 2022 late-season catastrophes. The favorable development of $112 million compares with favorable development of $108 million in the prior year quarter.

•

North America Personal P&C Insurance: The combined ratio increased 10.4 percentage points, about half of which is due to the impact of higher catastrophe losses in the current quarter. The remaining increase was primarily related to a reserve release in the prior year quarter due to lower than expected paid and reported loss activity attributable to the indirect effects of COVID related economic slowdown.

•

North America Agricultural Insurance: The current accident year combined ratio excluding catastrophe losses increased 4.4 percentage points, including a 1.5 percentage point increase in the loss ratio from a year-over-year impact from the company’s crop commodity price hedge activity which produced a loss this quarter versus a gain last year, and a 1.9 percentage point increase in the expense ratio related to the federal government program’s risk-sharing formula.

•

Overseas General Insurance: The combined ratio decreased 4.9 percentage points primarily reflecting 1.7 percentage points from lower catastrophe losses and 2.8 percentage points from higher favorable prior period development. Favorable prior period development of $143 million comprised $43 million related to development from 2022 late-season catastrophes and other development of $100 million. The favorable development of $100 million net of catastrophes development compares with favorable development of $60 million in the prior year quarter.

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated March 31, 2023, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its first quarter earnings conference call on Wednesday, April 26, 2023 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 877-400-4403 (within the United States) or 332-251-2601 (international), passcode 1641662. Please refer to the Chubb website under Events and Presentations for details. A replay will be available after the call at the same location. To listen to the replay, please click here to register and receive dial-in numbers.

“As Adjusted”: Effective January 1, 2023, the company adopted the Long-Duration Targeted Improvements (LDTI) U.S. GAAP guidance, which principally impacted the Life Insurance segment. LDTI requires more frequent updating of assumptions and a standardized discount rate for long-duration contracts, a requirement to use the fair value measurement model for policies with market risk benefits and amortization of deferred acquisition costs on a constant level basis. Under LDTI, the company’s reinsurance programs covering variable annuity guarantees (principally guaranteed minimum death benefits and guaranteed minimum income benefits) meet the definition of market-risk benefits (MRB) and are measured at fair value and are now reported within “Market risk benefits” in the financial statements. The impact to 2022 results was immaterial.

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Chubb Limited News Release

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 34,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from the acquisition of The Chubb Corporation (Chubb Corp) and Cigna business of $2 million and $16 million in Q1 2023 and Q1 2022, respectively, and including investment income of $91 million and $63 million in Q1 2023 and Q1 2022, respectively, from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of 3% that are accounted for under the equity method. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses.

P&C underwriting income is calculated by subtracting adjusted losses and loss expenses, adjusted policy benefits, policy acquisition costs and administrative expenses from net premiums earned by our P&C operations. We use underwriting income (loss) and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, income tax expense and adjusted net realized gains (losses).

P&C current accident year underwriting income excluding catastrophe losses is P&C underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Core operating income, net of tax, excludes from net income the after-tax impact of adjusted net realized gains (losses), market risk benefit gains (losses), Cigna integration expenses, and the amortization of fair value adjustment of acquired invested assets and long-term debt related to the Chubb Corp acquisition and Cigna business. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) are heavily influenced by, and fluctuate in part according to, the availability of market opportunities. We exclude the amortization of fair value adjustments on purchased invested assets and long-term debt related to the Chubb Corp acquisition and Cigna business due to the size and complexity of these acquisitions. We also exclude Cigna integration expenses due to the size and complexity of this acquisition. Cigna integration expenses are incurred by the overall company and are included in Corporate. These expenses include legal and professional fees and all other costs directly related to the integration activities of the Cigna acquisition. The costs are not related to the on-going activities of the individual segments and are therefore also excluded

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from our definition of segment income. We believe these integration expenses are not indicative of our underlying profitability, and excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, current discount rate on future policy benefits (FPB), and instrument-specific credit risk on MRB, net of tax. For the ROTE calculation, the denominator is also adjusted to exclude goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of unrealized gains and losses on our investments that are heavily influenced by available market opportunities. We believe ROTE is meaningful because it measures the performance of our operations without the impact of goodwill and other intangible assets.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

P&C current accident year combined ratio excluding catastrophe losses excludes the impact of P&C catastrophe losses and PPD from the P&C combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of the company’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

Book value per share and tangible book value per share excluding accumulated other comprehensive income (loss) (AOCI), excludes AOCI from the numerator because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates and foreign currency movement, to highlight underlying growth in book and tangible book value.

International life insurance net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because life deposits are an important component of production and key to our efforts to grow our business.

See the reconciliation of Non-GAAP Financial Measures on pages 26-30 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, book value, return on equity, and net investment income.

NM - not meaningful comparison

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Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, growth opportunities, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, infection rates and severity of pandemics, including COVID-19, and their effects on our business operations and claims activity, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited
Summary Consolidated Balance Sheets
(in millions of U.S. dollars, except per share data)
(Unaudited)

		As Adjusted
	March 31 2023	December 31 2022
Assets
Investments	$115,616	$113,551
Cash	2,288	2,012
Insurance and reinsurance balances receivable	12,340	11,933
Reinsurance recoverable on losses and loss expenses	18,141	18,859
Goodwill and other intangible assets	21,539	21,669
Other assets	31,491	30,993

Total assets	$201,415	$199,017

Liabilities
Unpaid losses and loss expenses	$75,417	$75,747
Unearned premiums	20,261	19,713
Other liabilities	52,750	53,038

Total liabilities	148,428	148,498

Shareholders’ equity
Total shareholders’ equity, excl. AOCI	61,882	60,704
Accumulated other comprehensive income (loss) (AOCI)	(8,895)	(10,185)

Total shareholders’ equity	52,987	50,519

Total liabilities and shareholders’ equity	$201,415	$199,017

Book value per common share	$127.94	$121.85
Tangible book value per common share	$78.84	$72.51
Book value per common share, excl. AOCI	$149.42	$146.42
Tangible book value per common share, excl. AOCI	$98.02	$94.90

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Chubb Limited News Release

Chubb Limited
Summary Consolidated Financial Data
(in millions of U.S. dollars, except share, per share data, and ratios)
(Unaudited)

	Three Months Ended
	March 31
		As Adjusted
	2023	2022
Gross premiums written	$13,004	$11,494
Net premiums written	10,710	9,189
Net premiums earned	10,142	8,737
Losses and loss expenses	5,148	4,564
Policy benefits	797	373
Policy acquisition costs	1,948	1,719
Administrative expenses	930	778
Net investment income	1,107	822
Net realized gains (losses)	(77)	23
Market risk benefits gains (losses)	(115)	49
Interest expense	160	132
Other income (expense):
Gains (losses) from separate account assets	(25)	(31)
Other	321	343
Amortization of purchased intangibles	72	71
Cigna integration expenses	22	-
Income tax expense	384	353

Net income	$1,892	$1,953

Diluted earnings per share:
Net income	$4.53	$4.55
Core operating income	$4.41	$3.83

Weighted average diluted shares outstanding	417.9	429.8

P&C combined ratio
Loss and loss expense ratio	58.9%	56.5%
Policy acquisition cost ratio	18.8%	19.3%
Administrative expense ratio	8.6%	8.5%

P&C combined ratio	86.3%	84.3%

P&C underwriting income	$1,213	$1,283

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